EXHIBIT 99.1
FOR IMMEDIATE RELEASE

For additional information contact: Arthur Dague
                                   (203) 329-5094
                                   adague@czn.com

          CITIZENS UTILITIES' FIRST-QUARTER 1997 EARNINGS AFFECTED BY
            COMMUNICATIONS SECTOR EXPANSION AND MARKETING ACTIVITIES

         Stamford, Connecticut, April 30, 1997-- Citizens Utilities' vice president and treasurer, Robert J. DeSantis, announced today that earnings and earnings per share for the first quarter ended March 31, 1997 were impacted by expansion and marketing activities at its Citizens Communications sector.
         Revenues for the 1997 first quarter were $372.5 million compared with $329.1 million for the same period last year. Earnings for the 1997 first quarter were $30.2 million compared with $38.9 million in last year's first quarter. Earnings per share were 13 cents compared with 16 cents in the 1996 first quarter.
         Citizens Communications and Citizens Public Services sectors both achieved double-digit increases in revenues. Mr. DeSantis emphasized that, "Citizens Communications' revenues grew 20%, with revenues from long distance service and Electric Lightwave increasing 219% and 81%, respectively, in the first quarter. The success we are experiencing in Citizens Communications' revenue growth, while still below our expectations, is consistent with our previously announced plan to deploy a national distribution network and to establish a strong brand identity."
         "Increasing communications revenue and revenue opportunities require additional expenses and capital expenditures in 1997 and 1998 to deploy and support Citizens' national distribution network and branding initiative. It is fairly simple," Mr. DeSantis stated, "the market is asking for our services and we are acting now so that we do not miss these revenue opportunities."

         While Citizens' earnings in its core local exchange and public services businesses continued to grow at a healthy rate, first-quarter 1997 earnings reflect the impact of increased network, sales, marketing and operational systems support expenses relating to the expansion of Citizens Communications. Mr. DeSantis added, "Earnings will most likely continue to reflect increased and accelerated expenses and capital expenditures during 1997 and 1998 to ensure that Citizens emerges as a formidable and integrated communications company and is fully prepared for increasing competition. Citizens' Board of Directors and management team believe that the expected long-term benefits of this strategy considerably outweigh any short-term impact on 1997 and 1998 earnings and earnings per share, which will likely be below 1996 levels."
         Citizens (NYSE: CZNA, CZNB) provides telecommunications and public services to approximately 1.6 million customers in 22 states. Citizens Communications, one of the nation's fastest-growing communications companies, operates an integrated national distribution network over which it provides local, long distance, paging, cellular, network sales and other communications products and services. Citizens also has investments in Centennial Cellular Corp. (NASDAQ: CYCL) and Hungarian Telephone and Cable Corp. (ASE: HTC) and owns Electric Lightwave, Inc., a leading competitive provider of telecommunications services for business and long distance carriers in the western United States.
         Tables follow and additional information about Citizens Utilities is available on the Internet at http://www.czn.net.

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

                             Citizens Utilities Company and Subsidiaries
                                     Consolidated Financial Data
                                             (unaudited)

                                                                          For the quarter ended
                                                                                March 31,
                                                                   -----------------------------------
                                                                                                           %
(Dollars in thousands)                                                   1997              1996          Change

                                                                   ------------------------------------------------
Income Statement Data
Revenues                                                            $  372,492        $  329,138           13%
Natural gas, electric energy and fuel oil purchased                     80,759            68,361           18%
Sales and marketing expenses                                            14,134             5,336          165%
Network expenses                                                        29,094             7,779          274%
Depreciation                                                            56,566            47,030           20%
Other operating expenses                                               129,858           129,640             -
     Total operating expenses                                          310,411           258,146           20%

Operating income                                                        62,081            70,992          -13%
Investment and other income                                             12,284            11,047           11%
Interest expense                                                        27,016            22,003           23%
Income taxes                                                            15,627            19,927          -22%
Convertible preferred dividends                                          1,552             1,253           24%
Net income                                                          $   30,170        $   38,856          -22%

Earnings per share  (1)                                             $     0.13        $     0.16          -19%

(1) Adjusted for subsequent stock dividends.